Exhibit 99.22

Note to the reader: Québec Economic Plan

The initiatives announced in the November 2017 update of the Québec Economic Plan totalling $1.3 billion in 2017-2018, including an additional reduction in the tax burden on individuals, are partly included in this report. Added to these are the initiatives in the March 2018 Québec Economic Plan, which amount to $848 million. Taking into account these initiatives and the other projected results between March 1 and March 31, 2018, a budgetary surplus of $850 million is forecast for 2017-2018

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
						March 2018
	February		April to February			Québec Economic Plan(1)
	2017(2)	2018	2016-2017(2)	2017-2018	Change (%)	2017-2018	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 884	5 164	52 968	54 494	2.9	60 356	1.3
Federal transfers	1 565	1 669	17 060	18 518	8.5	20 249	9.0
Total revenue	6 449	6 833	70 028	73 012	4.3	80 605	3.1
Expenditure
Program spending	–5 327	–5 472	–61 612	–63 805	3.6	–72 591	4.6
Debt service	–647	–619	–6 915	–6 568	–5.0	–7 220	–4.3
Total expenditure	–5 974	–6 091	–68 527	–70 373	2.7	–79 811	3.8
NET RESULTS OF
CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–42	254	1 068	1 383	—	–44	—
Health and social services and education networks(5)	18	9	19	92	—	100	—
Generations Fund	151	179	1 820	1 997	—	2 292	—
Total consolidated entities	127	442	2 907	3 472	—	2 348	—
SURPLUS (DEFICIT)	602	1 184	4 408	6 111	—	3 142	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–151	–179	–1 820	–1 997	—	–2 292	—
BUDGETARY BALANCE(6)	451	1 005	2 588	4 114	—	850	—

CHANGE IN THE BUDGETARY SITUATION IN 2017-2018

The cumulative results at February 28, 2018 showed a $4.1-billion budgetary surplus for 2017-2018.

A budgetary surplus of $850 million is forecast for 2017-2018 in the March 2018 Québec Economic Plan.

The projected decrease in the surplus in March 2018 is due to:

  the estimated future impact of the initiatives announced in the November 2017 update of the Québec Economic Plan totalling $291 million:

  a $1.1-billion reduction in the tax burden on individuals, for which a $71-million balance has yet to be recorded by March 31, 2018,

  $41 million to reduce poverty, for which a $17-million balance has yet to be recorded,

  $129 million for educational success and health, for which a $120-million balance has yet to be recorded,

  $86 million to support regional economies, for which an $83-million balance has yet to be recorded;

  the new initiatives in the March 2018 Québec Economic Plan, which amount to $848 million;

  the other projected results amounting to $2.1 billion in March 2018:

  the government's $733-million contribution to the Autorité régionale de transport métropolitain (ARTM) for the operation of the Réseau express métropolitain (REM),

  support of $250 million for the taxi industry,

  the achievement of spending targets by government departments and bodies and of revenue targets.

CHANGE IN THE FINANCIAL FRAMEWORK FOR 2017-2018
(millions of dollars)
2017-2018
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT FEBRUARY 28, 2018	4 114
RESULTS PROJECTED IN MARCH 2018
Initiatives in the November 2017 update	–291
Initiatives in the March 2018 Québec Economic Plan
– Additional investments in health	–136
– Further investments to support families and communities	–72
– Fostering of economic development	–640
Subtotal	–848
Other projected results
– Government's contribution to the ARTM for the operation of the REM	–733
– Support for the taxi industry	–250
– Achievement of spending and revenue targets	–1 142
Subtotal	–2 125
BUDGETARY BALANCE(6) – MARCH 2018 QUÉBEC ECONOMIC PLAN	850

GENERAL FUND REVENUE

For February 2018, General Fund revenue reached $6.8 billion, an increase of $384 million, or 6.0%, compared to February 2017.

  Own-source revenue reached $5.2 billion, an increase of $280 million, or 5.7%, compared to February 2017.

  Federal transfers amounted to $1.7 billion, up $104 million compared to February 2017.

Since the beginning of the fiscal year, General Fund revenue has totalled $73.0 billion, an increase of $3.0 billion, or 4.3%, compared to February 28, 2017.

  Own-source revenue stood at $54.5 billion, up $1.5 billion, or 2.9%, from last year.

  This increase is due primarily to growth in consumption taxes ($1.3 billion) and corporate taxes ($827 million), partly offset by a decrease in revenue from personal income tax ($563 million).

  Federal transfers amounted to $18.5 billion, up $1.5 billion compared to February 28, 2017.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	February			April to February
Revenue by source	2017(2)	2018	Change (%)	2016-2017(2)	2017-2018	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	1 749	1 639	–6.3	20 250	19 687	–2.8
Contributions for health services	538	542	0.7	6 508	6 703	3.0
Corporate taxes	836	966	15.6	4 246	5 073	19.5
Consumption taxes	1 064	1 349	26.8	16 298	17 573	7.8
Other sources	95	108	13.7	1 442	1 415	–1.9
Total own-source revenue excluding revenue from government enterprises	4 282	4 604	7.5	48 744	50 451	3.5
Revenue from government enterprises	602	560	–7.0	4 224	4 043	–4.3
Total own-source revenue	4 884	5 164	5.7	52 968	54 494	2.9
Federal transfers
Equalization	836	923	10.4	9 194	10 157	10.5
Health transfers	497	520	4.6	5 449	5 691	4.4
Transfers for post-secondary education and other social programs	137	142	3.6	1 497	1 559	4.1
Other programs	95	84	–11.6	920	1 111	20.8
Total federal transfers	1 565	1 669	6.6	17 060	18 518	8.5
TOTAL	6 449	6 833	6.0	70 028	73 012	4.3

GENERAL FUND EXPENDITURE

For February 2018, General Fund expenditure totalled $6.1 billion, up $117 million, or 2.0%, compared to the same period the previous fiscal year.

  Program spending rose by $145 million, or 2.7%, to $5.5 billion.

  Debt service amounted to $619 million, a decrease of $28 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure has totalled $70.4 billion, up $1.8 billion compared to the same period the previous fiscal year.

  Program spending rose by $2.2 billion, or 3.6%, to $63.8 billion.

  The most significant changes were in the Health and Social Services mission ($1.0 billion), the Education and Culture mission ($654 million) and the Administration and Justice mission ($587 million).

  Debt service amounted to $6.6 billion, a decrease of $347 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	February			April to February
Expenditure by mission	2017(2)	2018	Change (%)	2016-2017(2)	2017-2018	Change (%)
Program spending
Health and Social Services	2 615	2 698	3.2	31 689	32 716	3.2
Education and Culture	1 557	1 605	3.1	16 247	16 901	4.0
Economy and Environment	382	354	–7.3	4 530	4 451	–1.7
Support for Individuals and Families	495	507	2.4	5 664	5 668	0.1
Administration and Justice	278	308	10.8	3 482	4 069	16.9
Total program spending	5 327	5 472	2.7	61 612	63 805	3.6
Debt service	647	619	–4.3	6 915	6 568	–5.0
TOTAL	5 974	6 091	2.0	68 527	70 373	2.7

CONSOLIDATED ENTITIES

For February 2018, the results of consolidated entities showed a surplus of $442 million. These results include:

  a surplus of $306 million for special funds;

  dedicated revenues of $179 million for the Generations Fund;

  a deficit of $52 million for non-budget-funded bodies;

  a surplus of $9 million for the health and social services and education networks.

Since the beginning of the fiscal year, the results of consolidated entities have shown a surplus of $3.5 billion. These results include:

  a surplus of $1.1 billion for special funds;

  dedicated revenues of $2.0 billion for the Generations Fund;

  a surplus of $246 million for non-budget-funded bodies;

  a surplus of $92 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	February 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks (5)	Total	Consolidation adjustments (7)	Total
Revenue	1 455	179	35	405	1 909	—	3 983	–2 551	1 432
Expenditure
Expenditure	–971	—	–35	–405	–1 926	9	–3 328	2 474	–854
Debt service	–178	—	—	—	–35	—	–213	77	–136
Subtotal	–1 149	—	–35	–405	–1 961	9	–3 541	2 551	–990
SURPLUS (DEFICIT)	306	179	—	—	–52	9	442	—	442

	April 2017 to February 2018
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks (5)	Total	Consolidation adjustments (7)	Total
Revenue	12 109	1 997	895	5 560	21 783	—	42 344	–24 128	18 216
Expenditure
Expenditure	–8 902	—	–895	–5 560	–21 000	92	–36 265	23 225	–13 040
Debt service	–2 070	—	—	—	–537	—	–2 607	903	–1 704
Subtotal	–10 972	—	–895	–5 560	–21 537	92	–38 872	24 128	–14 744
SURPLUS (DEFICIT)	1 137	1 997	—	—	246	92	3 472	—	3 472

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For February 2018, the consolidated net financial surplus stood at $718 million, a decrease of $385 million over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus has stood at $6.3 billion, an increase of $3.2 billion over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	February				April to February
	2017	(2)	2018	Change	2016-2017	(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	4 884		5 164	280	52 968		54 494	1 526
Federal transfers	1 565		1 669	104	17 060		18 518	1 458
Total revenue	6 449		6 833	384	70 028		73 012	2 984
Expenditure
Program spending	–5 327		–5 472	–145	–61 612		–63 805	–2 193
Debt service	–647		–619	28	–6 915		–6 568	347
Total expenditure	–5 974		–6 091	–117	–68 527		–70 373	–1 846
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	–42		254	296	1 068		1 383	315
Health and social services and education networks(5)	18		9	–9	19		92	73
Generations Fund	151		179	28	1 820		1 997	177
Total consolidated entities	127		442	315	2 907		3 472	565
SURPLUS (DEFICIT)	602		1 184	582	4 408		6 111	1 703
Consolidated non-budgetary surplus (requirements)	501		–466	–967	–1 279		176	1 455
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 103		718	–385	3 129		6 287	3 158

Appendix

BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	March 2017		March 2018
	Québec		Québec
	Economic Plan	Adjustments	Economic Plan	(1)	Change (%)	(8)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 687	–1 494	22 193		–2.2
Contributions for health services	7 261	101	7 362		2.1
Corporate taxes	5 311	603	5 914		12.1
Consumption taxes	18 275	670	18 945		5.6
Other sources	1 665	–25	1 640		–4.0
Total own-source revenue excluding revenue from government enterprises	56 199	–145	56 054		2.2
Revenue from government enterprises	4 050	252	4 302		–9.1
Total own-source revenue	60 249	107	60 356		1.3
Federal transfers	20 053	196	20 249		9.0
TOTAL GENERAL FUND REVENUE	80 302	303	80 605		3.1
Program spending
Health and Social Services	–36 764	–105	–36 869		4.2
Education and Culture	–18 877	22	–18 855		5.2
Economy and Environment	–5 418	—	–5 418		–1.6
Support for Individuals and Families	–6 274	–89	–6 363		0.5
Administration and Justice	–5 258	172	–5 086		20.5
Total program spending	–72 591	—	–72 591		4.6
Debt service	–7 776	556	–7 220		–4.3
TOTAL GENERAL FUND EXPENDITURE	–80 367	556	–79 811		3.8
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165	–209	–44		—
Health and social services and education networks(5)	—	100	100		—
Generations Fund	2 488	–196	2 292		—
TOTAL CONSOLIDATED ENTITIES	2 653	–305	2 348		—
Contingency reserve	–100	100	—		—
SURPLUS (DEFICIT)	2 488	654	3 142		—
BALANCED BUDGET ACT					—
Deposits of dedicated revenues in the Generations Fund	–2 488	196	–2 292		—
BUDGETARY BALANCE(6)	—	850	850		—

Notes
(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.25 of The Québec Economic Plan – March 2018.

(2)

The 2016-2017 data in the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Budgetary balance within the meaning of the Balanced Budget Act.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)	This is the annual change compared to actual results in 2016-2017.

The next monthly report, which will present the preliminary results at March 31, 2018, will be published on June 22, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.